EXHIBIT 5.1
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        [SCHNADER HARRISON SEGAL & LEWIS, LLP LETTERHEAD]

                        February 19, 1998



Board of Directors
Elcotel, Inc.
6428 Parkland Drive
Sarasota, Florida   34243

          Re:  Registration Statement on Form S-8

Gentlemen:

          We have acted as counsel for Elcotel, Inc. ("Elcotel") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a Registration Statement on Form S-8 relating to shares of common stock of Elcotel (the "Shares") covered by the options granted to optionees under the Technology Service Group, Inc. 1995 Non-Employee Director Stock Option Plan (the "Options").

          As counsel for Elcotel, we have examined such corporate records and other documents of Elcotel and considered such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, we are of the opinion that the Shares have been duly authorized, and when duly issued against payment of the purchase price therefor pursuant to the Options and due exercise of the options thereunder, will be validly issued, fully paid and non-assessable.

          We hereby consent to the inclusion of this opinion as
Exhibit 5.1 to the Registration Statement and the reference to our Firm appearing on the cover of the Registration Statement.


                              Very truly yours,



                              /s/ Schnader, Harrison, Segal and Lewis LLP
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                              SCHNADER HARRISON SEGAL & LEWIS LLP